Exhibit 10.3

EXECUTION VERSION

This GLOBAL ALLIANCE AGREEMENT dated March 24, 2015 (the “Agreement”) sets forth the understanding between NABORS RED LION LIMITED (to be renamed C&J ENERGY SERVICES LTD.), a Bermuda exempted company (the “Company”), and NABORS INDUSTRIES LTD., a Bermuda exempted company (“Navy”) with respect to their ongoing business relationship following the completion of the Merger (as defined herein).  For the purposes hereof, “Parties” shall mean jointly the Company and Navy, and “Party” shall mean either one of them.

RECITALS

WHEREAS, in connection with that certain Merger Agreement, dated June 25, 2014 (the “Merger Agreement”), by and among C&J Energy Services, Inc. (“C&J Energy Services”), Navy, the Company, Nabors CJ Merger Co., a Delaware corporation and CJ Holding Co., a Delaware corporation, as amended from time to time, pursuant to which the parties will effect the merger of a newly formed Delaware corporation with and into C&J Energy Services in which the issued and outstanding shares of Penny Common Stock (as defined in the Merger Agreement) will be converted into the right to receive Red Lion Common Shares (as defined in the Merger Agreement), with C&J Energy Services continuing as the surviving corporation and an indirect wholly owned Subsidiary (as defined in the Merger Agreement) of the Company, all upon the terms and subject to the conditions set forth therein (the “Merger”), with the Company changing its name to “C&J Energy Services Ltd.” pursuant to the Merger, the Parties desire to formally establish their understanding regarding their ongoing commercial relationship as described herein;

WHEREAS, following the completion of the Merger and the other transactions contemplated as part of the Red Lion Restructuring (as defined in the Merger Agreement), the Company and its affiliates will engage in the business on a global basis of (a) the production business of Navy prior to the effective date of this Agreement, which is comprised of workover rigs and all ancillary equipment and related service offerings, including fluids hauling, storage and disposal (including saltwater disposal wells), and (b) the completions business of Navy prior to the effective date of this Agreement, which is comprised of completions services including wireline, coil tubing, pressure pumping, hydraulic fracturing, and cementing, in each case in connection with the oil and gas industry (“P&C Services”);

WHEREAS, following the completion of the Merger and the other transactions contemplated as part of the Red Lion Restructuring, Navy and its affiliates will engage in the business on a global basis of providing drilling rigs and ancillary services related thereto, (a) including rig operations, hauling, location building, instrumentation optimization software, directional drilling services, performance drilling, redrilling, recompletion, and rig and equipment manufacturing and services in the oil and gas industry but (b) for the purposes of this Agreement, excluding shallow drilling rigs and ancillary services related thereto (the “Drilling Services”);

WHEREAS, the Parties desire to formally establish their understanding regarding the cooperation of the Parties in the performance of the P&C Services and the Drilling Services by the Parties (collectively, the “Complementary Services”) with respect to Eligible Projects (as defined below) following the date hereof, in each case only to the extent set forth in this Agreement;

WHEREAS, the Parties, by acting in accordance with the process set forth in this Agreement to review and discuss economic opportunities as they may arise, intend to use commercially reasonable efforts to promote the applicable Complementary Service of the other Party to existing and potential Clients (as defined below) throughout the world in respect of (a) spot market opportunities, (b) contractual bids, and (c) Navy’s domestic and international service offerings, in each case in an effort to facilitate the introduction of Company technology offerings into multiple markets and to provide Navy with a strategic advantage in its service offerings;

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the Parties agree as follows:

ARTICLE I
COOPERATION

SECTION 1                               GENERAL PREMISES

1.1                               Subject to Section 3, in the event either Party is invited by a Client to participate in an Eligible Project, that Party shall inform the other Party of such invitation, and the Parties shall act in accordance with this Agreement to collaborate with respect to such Eligible Project with the goal of securing the engagement with the Client to provide the Client-requested Complementary Services.

“Complementary Services Procurement Process” means any procurement process that is conducted by a third party (such third party, a “Client”) where (a) the Client has requested that the Complementary Services be bid together as a single offering by participating bidders, or (b) the Party submitting a bid wishes to include in its bid any of the services included within the other Party’s Complementary Services.

“Eligible Project” means any Complementary Services Procurement Process where the final anticipated result of such process is that the Client will award to a participating bidder a contract for the selected bidder to provide components of both Complementary Services in an Eligible Country.

“Eligible Country” means any country other than (a) subject to Section 1.8, Saudi Arabia, (b) Ecuador, (c) Argentina, (d) until the termination or expiration of that certain Cooperation Agreement dated November 26, 2013 (“Mexico Cooperation Agreement”), between C&J Energy Services and Compañía Perforadora México, S.A.P.I. DE C.V. in accordance with its terms, Mexico, and (e) with respect to workover services contracted by Shehtah Nabors LP, Canada.

1.2                               With respect to each Eligible Project, the Parties shall share documentation provided by the Client to the extent the Client permits the Party invited to participate in the Eligible Project to share Eligible Project-related documentation and information with such Party’s agents, subcontractors, and strategic partners.  The Parties shall discuss the Eligible

Project and shall act in good faith to develop a bid to provide Complementary Services that comply with all requirements and requests of the Client regarding the requested Complementary Services.  “Primary Bidding Party” means the Party that has been invited to participate in the procurement process for the Eligible Project, or that otherwise has the relationship with the Client that would ordinarily be expected to result in the awarding of the contract to provide Complementary Services.  “Secondary Bidding Party” means, with respect to the applicable Eligible Project, the Party other than the Primary Bidding Party.

1.3                               With respect to each Eligible Project, the Parties will discuss in good faith the bidding requirements, the scope and other requirements for the Complementary Services, and options for transaction structuring.  Notwithstanding anything to the contrary in this Agreement, the Primary Bidding Party on the applicable Eligible Project shall in all instances have discretion regarding bid submissions and all other communications with the Client.  Subject to Section 1.7, the Secondary Bidding Party on the applicable Eligible Project shall not (a) except to the extent otherwise agreed by the Primary Bidding Party in its sole discretion, submit a bid for such Eligible Project, and (b) except to the extent otherwise unanimously approved by the Steering Committee (as defined below), communicate with the applicable Client regarding such Eligible Project.  Except to the extent otherwise agreed by the Primary Bidding Party in its sole discretion, the transaction structure to provide the Client the Complementary Services shall be a one-to-one services agreement between the Client (or its designee) and the Primary Bidding Party (or one of its affiliates), with the Secondary Bidding Party acting as a subcontractor of the Primary Bidding Party’s in the provision of the applicable Complementary Services (with such principal-subcontractor relationship to be set forth in a subcontractor services agreement to be agreed by the Parties with respect to the applicable Complementary Services).

1.4                               The Primary Bidding Party shall engage the Secondary Bidding Party as part of the bid to provide Complementary Services with respect to an Eligible Project; provided, however, that in the event of any of the following, the Primary Bidding Party on an Eligible Project shall have no obligation to collaborate with the Secondary Bidding Party on such Eligible Project, and the Secondary Bidding Party shall have no right to participate in or directly benefit solely from the Primary Bidding Party’s dealings with the applicable Client regarding the applicable Eligible Project:

(a)                                 The Secondary Bidding Party informs the Primary Bidding Party that the Secondary Bidding Party (i) does not wish to provide the applicable Complementary Services or (ii) lacks the authorization or capability to provide the Complementary Services in a manner that complies with all of the Client’s requirements;

(b)                                 The Client rejects the Secondary Bidding Party’s involvement in the bidding process or the proposed delivery of the Complementary Services;

(c)                                  The Secondary Bidding Party (i) fails to provide, in a timely and complete fashion, information or documentation requested by the Client to assist in the evaluation of the Primary Bidding Party’s proposal, or (ii) fails to participate in any presentation, additional submissions, or other similar activities (to the extent such activities are permitted under law and this Agreement) necessary to secure the contract to provide the applicable Complementary Services;

(d)                                 The Secondary Bidding Party proposes Complementary Services, or any terms and conditions relating thereto (including pricing), that do not comply with every bidding or service requirement established by the Client regarding the applicable Eligible Project;

(e)                                  The Secondary Bidding Party is not at that time authorized, or in the process of obtaining authorization (to the extent the Secondary Bidding Party can reasonably demonstrate such pending authorization to be on schedule to be issued prior to the scheduled work start date for the applicable Eligible Project), to provide the applicable Complementary Services in all jurisdictions proposed by the Client;

(f)                                   The Secondary Bidding Party is then, or has at any point during the previous six months, been convicted, sanctioned, or investigated for failure to comply with any anti-bribery, anti-corruption, occupational safety, or import/export (or other trade regulation) violation in the applicable country;

(g)                                  The Secondary Bidding Party fails to provide a proposal to the Primary Bidding Party to provide the Services, in a manner and on terms that are entirely consistent with the Client’s requests as communicated by the Primary Bidding Party to the Secondary Bidding Party, by the earlier of (i) the date thirty (30) days after the date on which the Primary Bidding Party informs the Secondary Bidding Party of the project and provides substantially accurate bidding requirements for the applicable Eligible Project, and (ii) the date five (5) days prior to the date on which the Primary Bidding Party’s bid is due to be submitted to the Client; provided, however, that in any event, the Secondary Bidding Party shall have at least twenty (20) days to submit such proposal after the Primary Bidding Party requests such proposal; or

(h)                                 After receiving the Secondary Bidding Party’s pricing proposal for the applicable Complementary Services, the Primary Bidding Party obtains or receives a bona fide proposal from a third party to provide such Complementary Services for fees that are lower than the fees proposed by the Secondary Bidding Party; provided, however, that prior to the Primary Service Provider’s giving notice to the Secondary Bidding Party that the Secondary Bidding Party will thereafter be excluded from participating in the bidding process for such Complementary Services, the Parties shall follow the following Process:

(i)                                     The Primary Bidding Party shall inform the Secondary Bidding Party that another party has proposed lower pricing (without any obligation to disclose what the third party’s pricing proposal is to the extent the Primary Bidding Party is bound by an effective confidentiality obligation to such third party); then

(ii)                                  The Secondary Bidding Party shall have up to five (5) business days to submit a revised pricing proposal;

(iii)                               In the event the Secondary Bidding Party’s revised pricing proposal remains higher than the third party’s pricing proposal, the Primary Bidding Party shall have no obligation to involve or consider the Secondary Bidding Party regarding the applicable Complementary Services, and the Primary Bidding Party may proceed on that basis; and

(iv)                              In the event the Secondary Bidding Party’s revised pricing proposal is lower or equal to the third party’s pricing proposal, the Primary Bidding Party shall continue to collaborate with the Secondary Bidding Party in accordance with this Agreement unless and until any of the events set forth in this Section 1.4 occur (excluding lower third party pricing provided at a later date).

1.5                               In the event either Party desires not to participate in the proposal process for the applicable Eligible Project, such Party shall promptly notify the other Party of such Party’s intent not to participate with respect to such potential Eligible Project.  Upon receipt of such notification, the notified Party may procure or arrange for the applicable Complementary Service of the notifying Party to be performed by a third party without further obligation under this Agreement with respect to the applicable Eligible Project.

1.6                               In the event the Primary Bidding Party discloses to the Secondary Bidding Party information concerning any procurement or proposal process and the Secondary Bidding Party desires not to participate in such procurement or proposal process, or in the event the Primary Bidding Party ceases including the Secondary Bidding Party in the bidding process as result of any of the criteria set out in Section 1.4 being met, the Secondary Bidding Party shall not bid or otherwise act on such procurement or proposal process.

1.7                               For the avoidance of doubt, nothing in this Agreement shall preclude Navy from providing Drilling Services and heavy workover services in connection with integrated projects currently underway (including extensions thereof) or that arise in the future and for which the Company has not been approved to act on such integrated project as a primary bidder or integrated project manager by, as applicable, (a) the client conducting the procurement process, or (b) the agent or integrated project manager selected by the ultimate client to manage the procurement process associated with such integrated project.

1.8                               The Parties shall discuss in good faith economic opportunities in Saudi Arabia to collaborate on projects on terms and conditions to be agreed by the Parties on a case by case basis, in each case as such opportunities may arise.  In each case, the Parties shall discuss in good faith whether the procedures set forth in this Agreement are practicable and appropriate for the applicable opportunity in Saudi Arabia.  Each Party shall have the right to include on the agenda for any Steering Committee meeting discussion items covering (a) potential economic opportunities in Saudi Arabia that have been identified, or (b) potential strategies for the Parties to increase opportunities in Saudi Arabia.  The Steering Committee may issue recommendations relating to Saudi Arabia, but each Party shall not be obligated to comply with those recommendations except to the extent agreed in writing by the Parties.

SECTION 2                               TERM; TERMINATION

2.1                               This Agreement shall be effective as of the date of its execution, and shall terminate in accordance with the provisions described below.

2.2                               This Agreement shall terminate upon the earlier of (and without any further liability for the Parties, except for those liabilities assumed by each Party with respect to third parties):

(a)                                 The fifth anniversary of the date hereof; and

(b)                                 The first anniversary of the first date Navy beneficially owns less than 15% of the outstanding common shares of the Company.

2.3                               If any contract entered into with any third party remains in effect upon the termination date, this Agreement shall remain in force solely for purpose of completing such outstanding contract and the completion of the corresponding Eligible Project.

SECTION 3                               EXCLUSIVITY; NON-COMPETE

3.1                               The Parties acknowledge and agree that the obligation to collaborate on an exclusive basis, to the extent set forth herein, is limited to Eligible Projects; provided, however, that:

(a)                                 In the event a Secondary Bidding Party competes with the Primary Bidding Party with respect to an Eligible Project for any reason, whether such competition is permitted under or in breach of this Agreement, then upon the Primary Bidding Party’s election, the country in which such Eligible Project is located shall not thereafter be considered an Eligible Country (i) for any Complementary Services Procurement Process conducted in such country, regardless of whether such procurement process is in progress as of, or commences after, the first date of such competition between the Parties, and (ii) for the purposes of Section 3.4;

(b)                                 In the event (i) a Party has an obligation under Section 3.4 not to compete in a given country with the other Party in the provision of Complementary Services and (ii) that the non-compete obligation is found to be invalid or unenforceable by the applicable governing authority of such country, such jurisdiction shall not thereafter be considered an Eligible Country with respect to either Party (A) for any Complementary Services Procurement Process conducted by either Party in such jurisdiction, regardless of whether such procurement process is in progress as of, or commences after, the first date of such competition between the Parties, and (B)  the provisions of Sections 3.4 (a), (b) and (c) shall not apply to either Party;

(c)                                  In the event a Primary Bidding Party is not obligated to solicit bids from the other Party as a Secondary Bidding Party under this Agreement (as set out in Section 1.4) with respect to an Eligible Project, the Primary Bidding Party may proceed with respect to such Eligible Project, but the Secondary Bidding Party shall not proceed with respect to such Eligible Project;

(d)                                 In the event a Party notifies the other that the notifying Party does not intend to proceed with respect to an Eligible Project (as set out in Section 1.5), the Party so notified may proceed with respect to such Eligible Project but the notifying Party shall not proceed with respect to such Eligible Project; and

(e)                                  In the event a Primary Bidding Party is in breach of its obligations set forth in Section 1 with respect to such Eligible Project, the other Party may proceed with respect to such Eligible Project to the extent permitted under Section 3.4, without prejudice to its rights under this agreement or otherwise.

3.2                               Except as expressly provided otherwise in this Agreement, nothing herein shall preclude any Party or its parent or Affiliates from engaging in any business or purchasing any property of any kind whatsoever.

“Affiliate” means, with respect to any individual or entity, any other individual or entity, directly or indirectly, controlling, controlled by, or under common control with, such individual or entity, where “control,” as used with respect to any individual or entity, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such individual or entity, whether through the ownership of voting securities, by contract or otherwise.  Navy and the Company shall be deemed not to be Affiliates for purposes of this Agreement.

3.3

(a)                                 In no event shall either Party be prohibited under this Section 3 from an acquisition of a business or assets for any third party if such business or assets include an operating segment performing the other Party’s applicable Complementary Service, so long as (a) the revenues attributed to such operating segment do not constitute 25% or more of the aggregate revenues attributed to the business or assets so being acquired during the twelve months preceding such acquisition and (b) the acquiring Party (i) acts in good faith to divest the competitive portion of the acquired business or (ii) causes the acquired business not to compete with the other Party with respect to Eligible Project procurement processes that commence after the closing date of the acquisition of the business.

(b)                                 In no event shall either Party be prohibited under this Section 3 from conducting coiled tubing drilling operations.

3.4                               Non-Compete.

(a)                                 Subject to Section 3.3, the Company shall not provide or offer, directly or indirectly, Drilling Services, other than directional drilling services currently developed or currently in development by the Company anywhere in the world except in collaboration with Navy as set out in this Agreement.

(b)                                 Subject to Section 3.3, Navy shall not provide or offer, directly or indirectly, P&C Services on land anywhere in the world except in collaboration with the Company as set out in this Agreement; provided, however, that the forgoing restriction on Navy’s activities shall not apply regarding any of the following: (i) Saudi Arabia; (ii) Argentina; (iii) Ecuador; (iv) until the termination or expiration of the Mexico Cooperation Agreement, Mexico; (v) heavy workover services performed with drilling rigs; and (vi) with respect to workover services contracted by Shehtah Nabors LP, Canada.

(c)                                  Each Party in the role of Secondary Bidding Party regarding the applicable Eligible Project shall not bid or offer to provide Complementary Services regarding such Eligible Project except in collaboration with the Primary Bidding Party, except as otherwise set forth in this Agreement.

3.5                               The Parties recognize and accept that monetary damages may not be a sufficient remedy for any breach of this Section 3; therefore, the non-breaching Party shall be entitled to pursue equitable and injunctive relief and all other remedies to the maximum extent available at law or equity.

ARTICLE II
DEVELOPMENT OF BUSINESS

SECTION 4                               STEERING COMMITTEE

4.1                               The Parties agree to create a steering committee formed by four (4) proprietary members, as follows:  two (2) members appointed by the Company, and two (2) members appointed by Navy, each of which shall be an officer of the applicable Party or one of its subsidiaries (the “Steering Committee”).

4.2                               The Steering Committee shall meet at regular intervals, at least once a month, or when otherwise requested by either Party, in order to resolve matters arising under this Agreement or for purposes otherwise addressed in this Section 4.  The Steering Committee may gather in person, by video conference, telephone conference or any other means which the Parties may agree upon.  In any event the members of the Steering Committee or its representatives may proceed to have day to day communications by any means each Party deems appropriate in order to address any business matters pertaining to this Section 4.

4.3                               The Parties hereby agree that the Steering Committee shall be initially formed as follows:

Company:

(i)                                    Donald Gawick
                                                Position:                         Chief Operating Officer
                                                Address:                         3990 Rogerdale
                                                                                                                        Houston, TX 77042
                                                Phone:                                  (713) 325-5973
                                                Email:                                    dgawick@cjenergy.com

(ii)                                James H. Prestidge, Jr.
                                                Position:                         Chief Strategy Officer
                                                Address:                         3990 Rogerdale
                                                                                                                        Houston, TX 77042
                                                Phone:                                  (713) 325-5974
                                                Email:                                    jprestidge@cjenergy.com

Navy:

(i)                                     Siggi Meissner
                                                Position:                         President, Nabors International Management Limited
                                                Address:                         Crown House Second Floor

4 Par-La-Ville Road

Hamilton, Hm08

Bermuda

Phone:                                  (441) 292-1510
                                                Email:                                    Siggi.Meissner@nabors.com

(ii)                                  Ernie Nelson

Position:                         Vice President, Nabors Drilling USA Inc.

Address:                         515 West Greens Road, Suite 1000

Houston, Texas 66057

Phone:                                  (281) 874-0035
                                                Email:                                    Ernie.Nelson@nabors.com

4.4                               There may be a corresponding number of alternate members of the Steering Committee to substitute for the proprietary members in the event of the absence or inability of the proprietary members.  The Parties may invite other individuals to attend on a need or convenient basis.  The Parties are free to designate such alternate members.  Likewise, either Party may at any time and from time to time change any of its representatives in the Steering Committee by written notice to the other Party.

4.5                               The Steering Committee shall serve as a forum for discussion of (a) disputes arising under this Agreement, (b) business capabilities and developments, (c) bidding processes and optimizing interactions to improve bidding results, and (d) evaluation and implementation of spot-market opportunities to provide the Complementary Services, either on an individual or combined basis.

SECTION 5                               RELATIONSHIP OF THE PARTIES

5.1                               A representative of the Primary Bidding Party shall act as the sole representative of the Parties in any Complementary Services Procurement Process relating to the applicable Eligible Project.

5.2                               This Agreement shall not be interpreted to create a company, partnership or other legal entity among the Parties or to impose any corporate or partnership obligation or liability on any Party.  Additionally, no Party shall be deemed for any purpose to be the employee, agent, legal representative, partner or joint venturer of the other Party, nor shall any Party have the authority to act on behalf of or bind any other Party.  To the extent that reference herein is made to a consortium between Parties, such references shall be construed to constitute a contractual agreement to work together as independent entities, and not as a joint venture, partnership or other combined legal entity.

5.3                               Regarding the participation in any upcoming private or public bid or other governmental procurement procedure for an Eligible Project with respect to which that Parties are collaborating in accordance with this Agreement, the Parties assume herein the following commitments:

(a)                                 Each Party shall be responsible for the accuracy and completeness of the information provided by that Party in connection with any procurement procedure.

(b)                                 Each Party shall act in good faith to offer terms and conditions (including pricing) sufficient be the successful bidder for the applicable Eligible Project, in each case taking into consideration each Party’s operational capabilities and profitability.

SECTION 6                               CONFIDENTIAL INFORMATION; PUBLIC RELEASES

6.1                               Each Party agrees, and hereby agrees to cause its Affiliates not to disclose any (a) non-public financial, technical, or operating information (including those related to processes and techniques associated with performance of P&C Services and Drilling Services), (b) information relating to any Eligible Project or any other project or bidding process discussed by the Parties as a potential Eligible Project, and (c) other information designated as confidential (collectively, the “Confidential Information”), in each case as provided by the other Party or its Affiliates in connection with this Agreement.  Each Party in its role as a Secondary Bidding Party shall treat as Confidential Information all information relating to any Eligible Project or any other project or bidding process discussed by the Parties as a potential Eligible Project.  Such confidentiality obligation shall not apply (i) to the extent disclosure of an item of information is required by applicable law, rule or regulation, provided that the disclosing Party complies with Section 6.4, (ii) to any such information that is publicly available, (iii) to any such information that a Party has received from a third party wherein the Party is under no obligation of confidentiality to the third party with respect to such information, or (iv) with respect to the Company only, to any such Confidential Information that was assigned to the Company by Navy as a result of the transactions contemplated by the Merger Agreement or the Separation Agreement (as defined in the Merger Agreement).

6.2                               Neither Party shall use any Confidential Information provided by the other Party or its Affiliates, as applicable, for any purpose other than the performance of the relevant contracts entered into with third parties.

6.3                               The obligations in this Section 6 shall continue for a period of 5 (five) years after termination of this Agreement.

6.4                               Before any Party hereto, or any of its Affiliates or agents, releases any information concerning this Agreement, which release is intended for or would reasonably be expected to result in a dissemination thereof, it shall obtain the other Party’s written consent to the release thereof, unless (a) such information is otherwise publicly available, or (b) the release thereof is required by any law or order to which such party is bound or subject, or in connection with any litigation pertaining to the performance of this agreement, involving the other party; provided, however, in any case, the releasing party shall promptly notify the other Party prior to the release of the information, and that such other Party shall have the right to make a release on its own name and require that the releases be joint and/or simultaneous, to which purpose the Parties shall make the necessary arrangements.  The Party requesting that the releases be joint and/or simultaneous shall respond promptly to the releasing party so as not to delay the release of information.

6.5          Notwithstanding the foregoing, the Primary Bidding Party is hereby authorized to include in any submission and thus, inform to third parties, any and all information provided in the corresponding technical and economic proposals by the Secondary Bidding Party with respect to the applicable Eligible Project, including the information related to its prices, operations, personnel, and related matters to the extent required to submit a bid that complies with a Client’s requirements for an Eligible Project, and to engage in discussions and respond to Client queries in connection with the procurement process for such Eligible Project.

SECTION 7          COMPLIANCE WITH LAW

7.1          Each Party agrees to comply with any and all laws, rules, regulations, decrees, legislative enactments, administrative decisions, judicial orders and other directions of governmental or judicial authorities applicable to such Party.

7.2          Each Party warrants and represents to the other Party and covenants with the other Party, that it has not made and will not on behalf of the Parties make any offer of, payment of or promise to pay, or gift of or promise to give, any money or anything of value, directly or indirectly, through one or more intermediaries or otherwise, to (a) any official or employee of any government or agency or subdivision thereof for the purpose of influencing any official act or decision of such official or employee or inducing him to use his influence to affect any act or decision of such government, agency or subdivision, or (b) any political party or party official or candidate for political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use its influence to affect any act or decision of a government or agency or subdivision thereof, in the case of both (a) and (b), in order to assist the Parties to obtain or retain business.

7.3          Each of the Company and Navy represents, warrants and undertakes that:

(a)           it shall not accept or give any commission or gift or other financial benefit or inducement from or to any person or party in connection with an Eligible Project or in any other dealing on behalf of the Company or Navy, as the case may be, and shall immediately inform the other Party of the details of any such commission, gift, benefit or inducement which may be offered;

(b)           it is familiar with and understands the provisions and requirements of the United States Foreign Corrupt Practices Act of 1977, as amended, and the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, as well as applicable foreign anti-corruption laws and all other anti-corruption and/or anti-bribery laws, regulations and requirements of any jurisdiction applicable to the Company or Navy (whether by virtue of either Party’s jurisdiction of incorporation or conduct of business operations) (collectively, the “Applicable Anti-Corruption Laws”);

(c)           is in compliance, and at all times during the term of this Agreement will comply, with all Applicable Anti-Corruption Laws and the Policy.  For the purposes of this clause, “Policy” means the policies, rules and procedures (in each case as amended from time to time) adopted by a Party to ensure that the other Party and its officers, directors, employees, agents, contractors and sub-contractors comply with Applicable Anti-Corruption Laws, and, the policies, rules and procedures adopted by the other Party;

(d)           neither the Company nor Navy, as applicable, or any other person operating on its behalf, has made, offered, authorized or promised to make any payment, gift, promise or other advantage (including any fee, gift, sample, travel expense, entertainment, service, equipment, loan, debt forgiveness, donation, grant or other payment or support in cash or in kind), directly or indirectly, to any officer or employee of a government, a public international organization or any department or agency thereof, or to any government instrumentality (including any state-owned, -operated, and -controlled entities) or any person acting in an official capacity on behalf of any of the same (“Government Official”) (i) for the purpose of obtaining or retaining business or favorable government action, influencing any official act or decision of a Government Official or inducing such Government Official to use his or her influence to affect or influence any governmental act or decision for the Company or itself/ himself, or (ii) for any purpose that is otherwise illegal or improper under any Applicable Anti-Corruption Law (any such payment, gift, promise or other advantage, a “Prohibited Payment”);

(e)           it shall, at all times during the term of this Agreement comply with the Policy (as may be amended or restated from time to time) and all Applicable Anti-Corruption Laws (including any future anti-corruption or anti-bribery laws, regulations or requirements of any jurisdiction applicable to the Company or Navy);

(f)            it shall not (i) make, offer, authorize or promise to make any Prohibited Payment, directly or indirectly, to any Government Official, or (ii) take any action or engage in any activity that could reasonably be expected to expose the Company or Navy (or any of their respective Affiliates) to any risk of criminal or civil penalties under any Applicable Anti-Corruption Law (including any future anti-corruption or anti-bribery laws, regulations or requirements of any jurisdiction applicable to the Company or Navy);

(g)           it shall maintain books and records that fairly and accurately reflect all of its transactions relating to any Eligible Project and shall retain the books and records relating to this cooperation structure for at least five (5) years after the date the this Agreement expires or is terminated.  The Parties shall have the right to audit such books and records for any reason at any time, and from time to time, prior to the date that is two (2) years after the date this Agreement is terminated.  The Parties shall assist and fully cooperate with any such audit, including making documents and personnel available to the other Party; and

(h)           in addition to the audit rights set forth above, each of the Company and Navy agrees to be subject to and cooperate fully with a Client’s completion of appropriate (initial and periodic) due diligence with respect to the applicable Party’s reputation and history of compliance with the Applicable Anti-Corruption Laws, in each case, to the extent the Company or Navy, as applicable, has provided the applicable Complementary Service in the applicable Eligible Country prior to the date of such due diligence.

SECTION 8          INTELLECTUAL PROPERTY

8.1          Navy and its Affiliates shall retain all right, title and interest in and to their intellectual property and any and all improvements, modifications and derivative works thereof (collectively, “Navy IP”).  In the event that any intellectual property is created by Navy (or any of its Affiliates or service providers), all right, title and interest throughout the world in and to all such intellectual property shall vest solely in Navy unconditionally and immediately upon such intellectual property having been developed, written or produced, unless the Parties agree otherwise in writing.

8.2          The Company and its Affiliates shall retain all right, title and interest in and to their intellectual property and any and all improvements, modifications and derivative works thereof (collectively, “Company IP”).  In the event that any intellectual property is created by a Company (or any of its Affiliates or service providers), all right, title and interest throughout the world in and to all such intellectual property shall vest solely in the Company unconditionally and immediately upon such intellectual property having been developed, written or produced, unless the Parties agree otherwise in writing.

8.3          No license or right, express or implied, is granted under this Agreement by Navy, the Company or their respective Affiliates in or to their respective intellectual property, except that, solely to the extent required for performance of the applicable Party’s obligations under this Agreement, each of Navy and the Company, for itself and on behalf of their respective Affiliates, hereby grants to the other (and their respective Affiliates) a non-exclusive, revocable, non-transferable license during the term of this Agreement to such intellectual property that is provided by the granting Party to the other Party in connection with this Agreement, but only to the extent and for the duration necessary (and in no case after the expiration of the term of this Agreement) for each Party acting in the role of a Primary Bidding Party to present the Secondary Bidding Party’s capabilities and proposals to the applicable potential Client.

SECTION 9          HEALTH, SAFETY AND ENVIRONMENTAL STANDARDS

9.1          The Parties agree and acknowledge that health, safety and environmental compliance (“HSE”) are vital components of their operations and shall follow the generally accepted industry HSE standards.  Where a Primary Bidding Party has been awarded a contract by a Client on an Eligible Project, and the Secondary Bidding Party has executed a subcontract with the Primary Bidding Party to provide Complementary Services in connection with such Eligible Project, each Party shall comply with the applicable Client’s HSE standard applicable to the operations of such Client’s suppliers on such Eligible Project.

SECTION 10        AMENDMENTS

10.1        Any amendment to the terms of this Agreement shall only be effective if made in writing and signed by both Parties.  Once an Amendment Agreement is made, it shall be deemed incorporated as of its effective date with respect to all future contracts entered into by the Parties with any third party, unless expressly stated to the contrary therein.

SECTION 11        ASSIGNMENT

11.1        The obligations of the Parties under this Agreement shall inure to their respective successors and assigns; provided that neither Party shall have the right to assign its rights or obligations (directly or through a sale of any entity) without the consent of the other Party.  An assignment without such prior written consent shall be deemed null and void.

SECTION 12        NOTICES

12.1        Any notice hereunder shall be in writing and shall be delivered by (a) personal delivery, (b) courier service, (c) certified or registered mail, postage prepaid, or (d) by e-mail.  Any such notice shall be deemed given upon its receipt at the following address (or, in the case of emails upon confirmation of receipt):

If to the Company:	C&J Energy Services Ltd.
Canon’s Court
22 Victoria Street
Hamilton HM12
Bermuda
Attention: Corporate Secretary

Cc.	C&J Energy Services Ltd.
3990 Rogerdale
Houston, TX 77042
Attention: Mr. Theodore R. Moore
Email: tmoore@cjenergy.com

Cc.	Mr. Stephen M. Gill
Vinson & Elkins L.L.P.
1001 Fannin, Suite 2500
Houston, TX 77002
Email: SGill@velaw.com

If to Navy:	Nabors Industries Ltd.
Crown House, Second Floor
4 Par-la-Ville Road
Hamilton, HM 08
Bermuda
Attention: Corporate Secretary

Cc.	Nabors Corporate Services, Inc.
515 West Greens Road, Suite 1200
Houston, Texas 66057
Attention: General Counsel
Email: Laura.Doerre@nabors.com

Cc.	Milbank, Tweed, Hadley & McCloy LLP
One Chase Manhattan Plaza
New York, New York 10005

Attention:	Charles J. Conroy
Nicholas Smith
Email:	CConroy@milbank.com
NSmith@milbank.com

12.2        By notice a Party may change its address for notice.

SECTION 13        GOVERNING LAW; DISPUTE RESOLUTION

13.1        This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, United States of America, without regard to New York’s conflict of law provisions.

13.2        The Parties agree that any ancillary, service or operational contract that is required to perform the Complementary Services in terms of an Eligible Project may be governed by foreign law or by any other law the Parties agree thereto.

13.3        In the event of any dispute or difference arising out of or related to this Agreement, the senior management of the Parties shall consult and negotiate with each other in good faith.

13.4        If within a period of thirty (30) calendar days after a Party has given written notice to the other Party that a dispute or difference exists — and the Parties have not mutually agreed in writing to a settlement of such dispute or difference — then the dispute or difference shall be finally settled by binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules.  The place of arbitration shall be Houston, Texas.  The arbitration proceedings shall be conducted before one arbitrator.  Initially, Navy and the Company shall act in good faith to agree upon an arbitrator.  If the Parties do not agree upon an arbitrator within fifteen (15) days from the date of the written request for arbitration, the AAA shall select the arbitrator.  The arbitrator may award to the prevailing Party, if any, as determined by the arbitrator, damages and some or all of the prevailing Party’s costs and fees, which shall include all reasonable pre-award expenses of the arbitration, including the arbitrator’s fees, administrative fees (including any filing and case service fees), travel expenses, out-of-pocket expenses such as copying and telephone, court costs, witness fees, and attorneys’ fees; provided, however, for clarity, that the arbitrator will have no authority to award damages or losses of any nature prohibited by this Agreement.  The arbitration shall be conducted pursuant to the Federal Arbitration Act, Title 9 of the U.S. Code.  Judgment on the award may be entered in any federal court located in Houston.

SECTION 14        INDEMNIFICATION; DAMAGES AND LIMITATION OF LIABILITY

14.1        INDEMNIFICATION.

(a)           Indemnification by Navy.  Navy shall defend, indemnify and hold harmless the Company, its Affiliates, officers, directors, employees, successors and permitted assigns from and against any loss, liability (including settlements, judgments, fines and penalties) or costs (including reasonable attorney fees, court costs and other litigation expenses) relating to any action, suit or proceeding (whether civil, criminal, administrative, arbitral, investigative or otherwise) brought by a third party against the Company (including by any governmental agency):

(i)            alleging that the Navy IP (and use thereof) infringes or misappropriates, or causes the infringement or misappropriation of, the copyright, trademark, patent, trade secrets or other intellectual property rights of a third party, except to the extent such infringement or misappropriation is a direct result of: (A) the Company’s use of the Navy IP in contravention of Navy’s instructions regarding the use thereof; (B) modifications to Navy IP made by the Company that are not made in accordance with the specifications, or with the approval, of Navy; (C) the Company not complying with instructions or designs provided by Navy with respect to the Navy IP; or (D) any combination of the Navy IP by the Company with products or materials other than those provided, specified or authorized by Navy;

(ii)           relating to breach of Section 6 (Confidentiality) by Navy; or

(iii)          relating to breach of Section 7 (Compliance with Law) by Navy.

Navy shall indemnify the Company from any costs incurred in connection with enforcing this Section 14.1(a).

(b)           Indemnification by the Company.  The Company shall defend, indemnify and hold harmless Navy, its Affiliates, officers, directors, employees, successors and permitted assigns from and against any loss, liability (including settlements, judgments, fines and penalties) or costs (including reasonable attorney fees, court costs and other litigation expenses) relating to any action, suit or proceeding (whether civil, criminal, administrative, arbitral, investigative or otherwise) brought by a third party against Navy (including by any governmental agency):

(i)            alleging that the Company IP (and use thereof) infringes or misappropriates, or causes the infringement or misappropriation of, the copyright, trademark, patent, trade secrets or other intellectual property rights of a third party, except to the extent such infringement or misappropriation is a direct result of: (A) Navy’s use of the Company IP in contravention of the Company’s instructions regarding the use thereof; (B) modifications to Company IP made by Navy that are not made in accordance with the specifications, or with the approval, of the Company; (C) Navy not complying with instructions or designs provided by the Company with respect to the Company IP; or (D) any combination of the Company IP by Navy with products or materials other than those provided, specified or authorized by the Company;

(ii)           relating to breach of Section 6 (Confidentiality) by the Company; or

(iii)          relating to breach of Section 7 (Compliance with Law) by the Company.

The Company shall indemnify Navy from any costs incurred in connection with enforcing this Section 14.1(b).

(c)           Indemnification Procedures.  If any claim is commenced against a Party entitled to indemnification under Section 14.1(a) or Section 14.1(b) (the “Indemnified Party”), prompt notice thereof shall be given by the Indemnified Party to the other Party (the “Indemnifying Party”); provided, however, that failure by the Indemnified Party to provide prompt notice to the Indemnifying Party pursuant to this Section 14.1 shall not affect the right of the Indemnified Party to be indemnified hereunder except to the extent the Indemnifying Party is prejudiced by such delay.  At the Indemnifying Party’s cost: (i) the Indemnifying Party may immediately take control of the defense of such claim and engage attorneys acceptable to the Indemnified Party to defend such claim; and (ii) the Indemnified Party shall cooperate with the Indemnifying Party (and its attorneys) in the defense of such claim.  The Indemnified Party may, at its own cost, participate (through its attorneys or otherwise) in such defense.  No settlement of a claim that involves a remedy other than the payment of money by the Indemnifying Party shall be entered into without the consent of the Indemnified Party.  If the Indemnifying Party does not assume control over the defense of a claim as provided in this Section 14.1(c), the Indemnified Party may engage attorneys acceptable to the Indemnifying Party and defend the claim in such manner as it may deem appropriate, at the cost of the Indemnifying Party; provided, however, that in any such event, the Indemnified Party shall not, without the Indemnifying Party’s consent (which it may withhold in its sole discretion), enter into a settlement regarding the applicable claim that requires the Indemnifying Party to admit fault or perform any action other than the payment of money.

(d)           Contribution.  If any claim (whether brought against one or both Parties) entitles each Party to indemnification from the other under Section 14.1(a) or Section 14.1(b), then the Parties shall allocate between themselves any loss, liability or costs arising out of or relating to such claim according to each Party’s relative share of liability.  Contributory negligence, or any analogous principle, shall not be a defense to any allocation of loss, liability or costs pursuant to this Section 14.1(d).

14.2        DAMAGES AND LIMITATION OF LIABILITY.

(a)           Direct Damages.  Each of the Parties shall be liable to the other for any direct damages arising out of or relating to its performance or failure to perform under this Agreement.

(b)           Consequential Damages.  Neither Party shall be liable to the other Party for, nor shall the measure of damages include, any special, indirect, incidental, consequential or exemplary damages (including lost profits, lost savings, loss of reputation, and loss of opportunity included in such damages) arising out of or relating to its performance or failure to perform under this Agreement; provided, however, that (i) a Party shall be liable to the other Party for any consequential damages that result directly from willful misconduct or gross negligence of the liable Party, and (ii) to the extent a Party is nonetheless determined to be entitled to recover such special, indirect, incidental, consequential or exemplary damages, such damages may be recovered only to the extent the Party claiming such damages has actually paid amounts to a third party as part of a judgment or settlement.

(c)           No Limitation on Obligation to Indemnify.  The limitations or exculpations of liability set forth in Section 14.2(b) shall not apply with respect to an Indemnifying Party’s obligation to indemnify the Indemnified Party as set out in Section 14.1.

(d)           Liability relating to Complementary Service Delivery.  Liability between the Parties with respect to each Party’s performance of the applicable Complementary Services relating to an Eligible Project, including knock-for-knock liability for oilfield operations, shall be set forth the subcontract to be executed between the Primary Bidding Party and the Secondary Bidding Party with respect to the applicable Eligible Project.

SECTION 15        ADDITIONAL SUPPORT

15.1        If any potential Eligible Project will require the prequalification of either or both Parties as a result of the jurisdiction in which such Eligible Project is to be performed, each Party agrees to consider in good faith opportunities for each Party to use commercially reasonable efforts to assist the other Party in obtaining the necessary prequalification in the applicable jurisdiction so as to permit participation in such Eligible Project and future Eligible Projects, including, in each case as appropriate in the circumstances and as agreed by the Parties, through the utilization of such Party’s existing relationships, knowledge of the prequalification process, oral or written support in favor of such Party (as requested by the applicable prequalification agency) and related actions.

SECTION 16        OTHER PROVISIONS

16.1        This Agreement and the ancillary documents referenced herein contain the entire agreement among the Parties and their Affiliates with respect to their relationship as set forth in this Agreement, and supersede all prior agreements and understandings of the Parties in this matter.

16.2        Should one or more provisions of this Agreement be held invalid, illegal, void or unenforceable, then (a) the application of such provision in circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected, and (b) the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or otherwise affected and shall be construed to give effect to the Parties’ intent consistent with the spirit of the affected provisions in consideration of the overall agreement between the Parties, and applicable laws.

16.3        No delay on the part of a Party in exercising any rights hereunder shall operate as a waiver of such rights, except that with respect to a Party’s failure to respond, or delay in responding within five business days, regarding participation in, and in the provision of information relating to, an Eligible Project (or potential Eligible Project), such failure or delay shall result in the irrevocable waiver of such Party’s rights as a Secondary Bidding Party with respect to such Eligible Project.

16.4        This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.  Each Party shall be entitled to rely on the delivery of executed facsimile copies of counterpart execution pages of this Agreement.

16.5        If there is any inconsistency or conflict between this Agreement and the relevant contracts with third parties or any other documents, the provisions of this Agreement shall prevail as between the Parties.  The Parties hereby agree to exercise their rights and obligations under any document solely on a basis consistent with this Agreement.

16.6        The Company shall not agree (and shall cause C&J Energy Services not to agree) to any amendment or modification to the Mexico Cooperation Agreement (as amended by Amendment No. 1 thereto) that would extend or delay the expiration date of the Mexico Cooperation Agreement, or directly impair the ability of Navy to perform Drilling Services in Mexico.

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IN WITNESS WHEREOF the Parties have executed this Agreement effective as of March 24, 2015.

C&J ENERGY SERVICES LTD.		NABORS INDUSTRIES LTD.

By:	/s/ Mark D. Andrews	By:	/s/ Mark D. Andrews
Name: Mark D. Andrews		Name: Mark D. Andrews
Title: Director		Title: Corporate Secretary